EXHIBIT 3(ii)(a)
FBL FINANCIAL GROUP, INC.
SECOND RESTATED BYLAWS


            Article VI is revised in its entirety to read as follows:

                                   ARTICLE VI.

                                  Capital Stock

      6.1 Evidence of Shares. The shares of capital stock of the Corporation shall be represented by certificates unless the board of directors shall by resolution provide that some or all of any class or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation. Notwithstanding the adoption of any resolution providing for uncertificated shares, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate in such form as shall be determined by the Board of Directors. If certificates are issued, they shall be issued in consecutive order within each class, shall indicate the class of stock represented thereby, shall be numbered in the order of their issue within the class, and shall be signed by the Chairman of the Board or the Chief Executive Officer or any other Vice Chair or Vice President and the Secretary or an Assistant Secretary, provided, however, that if any stock certificate is countersigned by a transfer agent, other than the Corporation or its employee, or by a registrar, other than the Corporation or its employee, any other signature, including that of any such officer, on such certificate may be a facsimile, engraved, stamped or printed. In case any officer or agent who has signed or whose facsimile signature shall be used on any stock certificate shall cease to be such officer or agent of the Corporation because of death, resignation or otherwise before such stock certificate shall have been delivered by the Corporation, such stock certificate may nevertheless be issued and delivered as though the person or agent who signed the certificate or whose facsimile signature shall have been used thereon had not ceased to be such officer or agent of the Corporation.

      6.2 Lost, Destroyed and Mutilated Certificates. Holders of the shares of the Corporation shall immediately notify the Corporation of any loss, destruction, or mutilation of the certificate therefore, and the Board of Directors may in its discretion cause one or more new certificates for the same number of shares in the aggregate to be issued to such shareholder upon the surrender of the mutilated certificate or upon satisfactory proof of such loss or destruction, and the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.

      6.3 Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors of the Corporation may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than seventy days and, in case of a meeting of shareholders, not less than ten days prior to the date on which the particular action requiring such determination of shareholders is to be taken. If no record

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date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the day before the first date on which notice of the meeting is delivered or the day before the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. In order to determine the shareholders entitled to demand a special meeting, the record date shall be the sixtieth day preceding the date of receipt by the Corporation of written demands sufficient to require the calling of such meeting, unless otherwise fixed by the Board of Directors. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof, unless the Board of Directors selects a new record date or unless a new record date is required by law.

      6.4 Transfer of Shares. The shares of the Corporation shall be transferable or assignable only on the books of the Corporation by the holder in person or by attorney on surrender of the certificate for such shares duly endorsed and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Corporation. Uncertificated shares shall be transferred in the share transfer records of the Company upon the written instruction originated by the appropriate person to transfer the shares, and pursuant to any other transfer procedures the Board may direct or adopt. No person, holding shares of Class B Common Stock may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock whether by sale, assignment, gift, bequest, appointment or otherwise, except as permitted by the Class B Common Stockholder Agreement dated May 1, 1996, as amended hereafter (the "Class B Stockholder Agreement").